EXHIBIT 3.1

ARTICLE V.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1.  Shares and Share Certificates.  Shares of this corporation not exceeding the authorized number thereof as specified in the Articles of Incorporation may be issued as either certificated shares or uncertificated shares.  Except as otherwise expressly provided by statute, the rights and obligations of the holders of certificated and uncertificated shares of the same class and series shall be identical. The officers of the corporation may delegate to the transfer agent and/or registrar for the corporation such of the duties relating to the recording and maintenance of records relating to shares of stock and shareowners of the corporation as may be deemed expedient and convenient and as are assumed by said registrar and/or transfer agent.  Each holder of certificated shares shall be entitled to a certificate of shares that has been signed, which signature may be by facsimile, by the Chief Executive Officer, the President or any Vice President and by the Secretary or another officer.

Section 2.  Uncertificated Shares.  The corporation may provide that some or all of any or all classes and series of the corporation will be uncertificated shares.  Such action shall not apply to shares then represented by a certificate until such certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to applicable law.

Section 3.  Value.  Shares may be issued for any consideration authorized by a resolution approved by the affirmative vote of a majority of the directors present, or approved by the affirmative vote of the holders of a majority of the voting power of the shares present, valuing all non-monetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

Section 4.  Restrictions on Transfer.  The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

Section 5.  Lost, Destroyed or Stolen Certificates.  Where the owner claims that his, her or its certificate for shares has been lost, destroyed, or wrongfully taken, a new certificate, or if appropriate uncertificated shares in place of such certificate, shall be issued in place thereof, if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as the Board of Directors may prescribe.

Section 6. Transfer of Shares.  Transfer of certificated and uncertificated shares of the corporation shall be made only on the share register of the corporation, and no transfer of shares shall be valid until such transfer shall have been made thereon.  The person in whose name shares stand on the share register of the corporation shall be deemed by the corporation to be the owner thereof for all purposes unless a different beneficial owner shall have been designated as otherwise provided in these bylaws.  Transfers of certificated shares shall be made only by the shareholder named in the certificate (or his, her or its legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its transfer agent may reasonably require.  Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the corporation.  Transfers of uncertificated shares shall be made only by the holder thereof (or his, her or its legal representative or duly authorized attorney-in-fact) upon presentment of proper evidence of authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.